QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.52

iPCS, Inc.
Summary of Board Compensation
(effective January 1, 2008)

Board Retainer:	$35,000/year 7,500 options (quarterly vesting over one year)
Board Meeting Attendance Fee:	$1,500 (in person) $750 (telephonic)
Committee Meeting Attendance Fee:	$1,000 (in person) $500 (telephonic)
Audit Committee Meeting Attendance Fee:	$1,000 (in person or telephonic)
Chairman of the Board Fee:	$25,000/year
Audit Committee Chair Fee:	$25,000/year
Nom. & Corp. Gov. Chair Fee:	$5,000/year

*
CEO does not receive the above compensation for serving on the Board of Directors.

QuickLinks

  Exhibit 10.52